September 24, 2020 Christopher Caridi Dear Chris, I am very pleased to confirm our offer of employment with John Wiley & Sons, Inc. as SVP, Global Corporate Controller. This offer is contingent upon a satisfactory background check, your attestation that you are not bound by any contractual restrictions or conflicting obligations and your execution of the attached Agreements and Restrictive Covenants. By signing this offer letter, you confirm that your employment with Wiley will not breach any agreement you have with any third party. As discussed, your employment date will be on or before October 19 (“Start Date”). Your salary will be $363,875 annually, less applicable taxes and withholding. You will be eligible to participate in the Wiley Annual Incentive Plan, with a target incentive equal to 50% of your base salary. For fiscal year 2021, which will begin on May 1, 2020, you will be eligible for full participation. Payout will be based on individual and company performance, in accordance with plan provisions. In the event you are required to pay your current employer for you sign on, you will receive a one-time sign-on bonus in the amount of $175,752, subject to taxes and other withholding, payable 30 days after your Start Date. If you leave Wiley voluntarily within one year of your Start Date, you will be required to reimburse Wiley for the full amount of your sign-on bonus. Wiley reserves the right to deduct from your last paycheck, or any payments due you at separation, any debts you owe the Company as permitted by state law. Beginning in fiscal year 2021, you will be eligible to receive annual equity grants under the Business Officer Equity Program, with a target long-term incentive equal to 50% of your base salary. Your first grants will not be prorated. We will recommend to the Executive Compensation and Development Committee (ECDC) new grants that will restore your performance and restricted share units granted under the FY18 through FY21 Business Officer Equity Program, as follows: • Performance share units: o Earned for the FY18-20 cycle (granted in June 2017) were payable at 72%. On a target number of 2370 performance share units, your 1706 earned shares will vest on October 31, 2020 o Targeted for the FY19-21 and FY20-22 cycles will be 2073 and 2857, respectively. Shares earned for these cycles will be payable on June 30 following the end of each cycle o Targeted for the FY21-23 cycle will be granted in December, following approval of the financial targets for this cycle 111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com

- Restricted share units:
  - The remaining 395 shares granted in June 2017 will vest on April 30, 2021
  - The remaining 577 shares granted in June 2018 will vest as follows: 288 on April 30, 2021 and 289 on April 30, 2022
  - The remaining 1428 shares granted in June 2019 will vest as follows: 476 on April 30, 2021, 476 on April 30, 2022 and 476 on April 30, 2023
  - To be granted for FY21 are 1803 shares, and will vest 25% per year on April 30, 2021-24

Equity awards under the Business Officer Equity Program are granted based upon the recommendation of the EVP and CFO; and subject to the approval of the President and CEO and the Executive Compensation and Development Committee (ECDC) of the Board of Directors. All grants and payouts under the Business Officer Equity Program are subject to and in accordance with plan terms and conditions.

All compensation is subject to withholding and payroll taxes.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is "at-will." This offer letter is not a contract and does not guarantee any employment duration, terms, or conditions. Should your employment be involuntarily terminated without cause, you will receive as severance twelve months of base salary. In the event your employment is involuntarily terminated without cause or due to constructive discharge within 24 months of a change in control, you will receive as severance twelve months of base salary and your target annual incentive. In a severance eligible event under this paragraph, you will also receive continued health insurance for the number of months of the cash severance period. All severance described in this paragraph is payable under the Executive Severance Plan, and subject to your signing a release and waiver of claims in a form provided by the Company, and your compliance with the restrictive covenants included in the attached document, which apply as material terms of your employment in any event. For the avoidance of doubt, you will be entitled to any applicable benefits under the Executive Severance Plan, the relevant equity plan or grant agreement to the extent not covered in or greater than the benefits set forth in this letter.

Chris, I really look forward to working with you again!

Please sign and return this letter, and the Agreements and Restrictive Covenants document, to me at shyland@wiley.com by September 30.

Sincerely,

Suzanne Hyland

Suzanne Hyland
VP, Rewards

Acknowledged and Agreed:

Christopher F. Caridi September 29, 2020

Christopher Caridi Date

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com Agreements and Restrictive Covenants Intellectual Property Rights You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form (collectively the “Work Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product. You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you. Protection of Confidential Information You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval. Business Opportunities Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com Non-Compete, Non-Solicitation During your employment with Wiley, you have and will become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its subsidiaries, affiliates, and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business. A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Wiley business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Wiley business unit to which you rendered services during the two year period prior to the date at issue. In the event that you have an enterprise role at Wiley, you will be deemed to render services to all Wiley business units. During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates). You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley. Representations You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com Modification It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. General This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. By __________________________ Suzanne Hyland Christopher Caridi Date VP, Rewards September 29, 2020